EXHIBIT 99.4

CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

     We hereby consent to the use of our opinion letter dated August 15, 2004 to the Board of Directors of Province Healthcare Company included as Appendix C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger involving Province Healthcare Company and LifePoint Hospitals, Inc. and to the references to such opinion and our name in such Joint Proxy Statement/Prospectus under the captions “SUMMARY — Opinions of Our Financial Advisors — Province”; “THE PROPOSED TRANSACTION — Background of the Proposed Transaction”; “THE PROPOSED TRANSACTION — Recommendation of the Province Board of Directors; Province’s Reasons for the Proposed Transaction”; “THE PROPOSED TRANSACTION — Opinion of Financial Advisor to Province”; and “THE MERGER AGREEMENT — Other Covenants and Agreements — No Solicitation”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

/s/ Merrill Lynch, Pierce, Fenner, & Smith Incorporated

New York, New York

October 21, 2004